EXHIBIT 5
                                                       ---------


                          PITNEY, HARDIN, KIPP & SZUCH


                                             October 23, 1996


HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, NJ  07430
Attn.: Kenneth T. Neilson, Chairman, President and Chief Executive Officer

                  Re:      Legality of Securities to be Issued
                           -----------------------------------

Ladies and Gentlemen:

         We have acted as counsel to HUBCO, Inc. ("HUBCO") in connection with the registration by HUBCO under the Securities Act of 1933, as amended (the "Act") of $75 million aggregate principal amount of 8.20% Exchange Subordinated Debentures due 2006 (the "Debentures") pursuant to the Registration Rights Agreement between HUBCO and the Initial Purchasers named therein, dated as of September 13, 1996. The Debentures are being registered pursuant to a Registration Statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission on the date hereof.

         We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of HUBCO as currently in effect, relevant resolutions of the Board of Directors of HUBCO, and such other documents as we have deemed necessary or appropriate in order to express the opinion set forth in this letter.

         Based on the foregoing and assuming that the Registration Statement has been declared effective under the Securities Act of 1933, as amended, we are of the opinion that when issued as described in the Registration Statement, including the Prospectus relating to the Debentures (the "Prospectus"), the Debentures will constitute legal, valid and binding obligations of HUBCO in accordance with their terms, subject to the Indenture covering the Debentures, except as their enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws relating to or affecting rights and remedies of creditors generally, and by general principles of equity, whether applied by a court of law or equity.

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Validity of New Debentures" in the Prospectus.

                                               Very truly yours,


                                               PITNEY, HARDIN, KIPP & SZUCH